EXHIBIT 99.2

For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Entertainment, Inc. Promotes Margo Manning to Chief Operating Officer and Senior Vice President

DALLAS, Dec. 6, 2016 (GLOBE NEWSWIRE) — Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the "Company"), an owner and operator of entertainment and dining venues, today announced the promotion of Margo Manning to Chief Operating Officer and Senior Vice President.

Ms. Manning had previously served as Senior Vice President of Human Resources since November 2010. Prior to that, she was our Senior Vice President of Training and Special Events from September 2006 until November 2010, our Vice President of Training and Sales from June 2005 until September 2006 and our Vice President of Management Development from September 2001 until June 2005. From December 1999 until September 2001, she was our Assistant Vice President of Team Development, and from 1991 until December 1999, she served in various positions of increasing responsibility for us and our predecessors.

"I sincerely appreciate the confidence placed in me by the executive leadership and board and am honored to accept this promotion. For the last 25 years, I have been fortunate to work at such a dynamic company and to be surrounded by a dedicated team who are so passionate about strengthening our brand positioning as a ‘one of a kind’ entertainment and dining destination. While we have certainly accomplished a great deal in appealing to our targeted demographics, growing Dave & Buster’s to more than 90 stores, and generating nearly $1 billion in annual revenue, I believe that we have an even brighter future. I intend to do my part as Chief Operating Officer to see that our brand drives results, delivers shareholder value, and achieves its full potential,” said Ms. Manning.

“Margo has always been a stellar performer who brings an infectious level of energy and excitement to everything that she does. We congratulate her on this well-deserved promotion,” said Steve King, Chief Executive Officer.

The Company also announced the resignation of Dolf Berle, former President and Chief Operating Officer. Mr. Berle is expected to announce his decision to accept a position with another company shortly.

“We’d like to thank Dolf for his many contributions over the last years and wish him our very best,” added King.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 91 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 33 states and Canada.